                              (CROWN CRAFTS LOGO)


                                                               NOVEMBER 12, 2003

             CROWN CRAFTS, INC. REPORTS SECOND QUARTER 2004 RESULTS;
                PROFITABLE OPERATIONS ON SHIFTING SALES PATTERNS

Gonzales, Louisiana - Crown Crafts, Inc. (OTCBB: CRWS) (the "Company") today reported net sales for the second quarter of fiscal 2004, which ended September 28, 2003, of $22.0 million compared to $28.4 million for the second quarter of fiscal 2003. Net income for the quarter was $924,000, or $0.04 per diluted share, compared to net income of $2.1 million, or $0.09 per diluted share, for the second quarter of fiscal 2003.

For the first six months of fiscal 2004, the Company had net sales of $40.5 million, down from $46.3 million in the first six months of fiscal 2003. Net income for the first six months of the current year was $810,000, or $0.04 per diluted share, compared to net income of $1.4 million, or $0.06 per diluted share, in the prior year.

The Company attributed the decline in sales to several factors relating primarily to changes in business practices by both customers and licensors and the seasonality of one of the Company's products.

Buying patterns of several of the Company's customers were altered during the second quarter due to the continuing sluggish economy and the shifting of business strategies, which caused some of the Company's major customers to reduce their on-hand inventory levels. In addition, during the second quarter of fiscal 2003, the Company shipped several new product placements to key customers, which were not repeated in the current fiscal year. These initial shipments to stock the stores and circular advertising created higher sales for these new placements in fiscal 2003.

The Company's Pillow Buddies(R) business, which was very strong in fiscal 2003, has been comparatively weaker this year because seasonal retail dollars have not been allocated to the product for shipment in the second quarter. This business continues to be seasonal, and increased competition for character licenses has driven royalty commitments higher than management is comfortable guaranteeing. With the higher guarantees, the Company has declined or chosen not to renew several licenses which could have subjected the Company to royalty guarantee shortfalls in the future.

Also affecting sales for the second quarter was a marketing decision by Disney Consumer Products to take one of its brands direct to retail beginning in early 2004. In anticipation of this decision, retailers currently offering this brand began to reduce their purchase volumes in the second quarter. The Company is pleased that it has been selected as the future supplier of this direct to retail program. In addition, we have secured our position with the retailers affected by this change in marketing direction.

"While we are not satisfied with the lower net sales for the fiscal second quarter, we are pleased to report a net income of 4.2% of net sales. Our SG&A expense only increased from 12.2% of net sales last year to 12.8% of net sales for the second quarter this year, on 22.5% less sales," said E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company.



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"The direct to retail decision made by Disney Consumer Products has affected our immediate marketing direction, but with quick action by our management team, we feel we have secured our position for the future," Mr. Chestnut continued. "With the successful and beneficial reincorporation of the Company announced earlier and this challenging quarter behind us, management remains focused on the future success of the Company."

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company's results and answer appropriate questions from shareholders. Interested investors may join the teleconference by dialing (888) 273-9887. Please refer to confirmation number 703657. The conference call can also be accessed in listen-only mode by visiting the Company's website at www.crowncrafts.com. The financial information to be discussed during the conference call may be found prior to the call on the investor relations portion of the Company's website.

A telephone replay of the conference call will be available from 3:30 p.m. Central Standard Time on November 12, 2003 through 11:59 p.m. Central Daylight Time on November 19, 2003. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 703657.

Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath and accessories and luxury hand-woven home decor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America's largest producer of infant bedding and infant bibs and bath items. The Company's products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Statements contained in this release that are not statements of historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "will" and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements involve unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, changing competition, the level and pricing of future orders from the Company's customers, the Company's dependence on third-party suppliers, including some located in foreign countries with unstable political situations, the Company's ability to successfully implement new information technologies and the Company's dependence on licenses from third parties.



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                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             SELECTED FINANCIAL DATA
                       In thousands, except per share data

                                                               Three Months Ended                     Six Months Ended
                                                      September 28,       September 29,       September 28,        September 29,
                                                          2003                2002                 2003                 2002
                                                      -------------       -------------       -------------        -------------
Net sales                                              $   22,001          $   28,399          $   40,466          $   46,326
Net income                                                    924               2,079                 810               1,386
Basic income per share                                       0.10                0.22                0.09                0.15
Diluted income per share                                     0.04                0.09                0.04                0.06

Weighted Average Shares Outstanding:
   Basic                                                    9,505               9,421               9,466               9,421
   Diluted                                                 22,872              22,715              22,562              22,007


                           CONSOLIDATED BALANCE SHEETS
                             SELECTED FINANCIAL DATA
                                  In thousands

                                                             September 28,               March 30,
                                                                 2003                       2003
                                                            ---------------          ---------------
Total current assets                                        $        32,600          $        32,632
Total assets                                                         57,490                   57,926

Current maturities of long-term debt                                  3,015                    3,014
Total current liabilities                                            10,481                   11,766
Long-term debt                                                       30,867                   30,895
Total non-current liabilities                                        30,867                   30,895

Shareholders' equity                                                 16,142                   15,265
Total liabilities and shareholders' equity                           57,490                   57,926


Contact:  Investor Relations Department
          (225) 647-9146
          or
          Halliburton Investor Relations
          (972) 458-8000



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